UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 17, 2014

CF Industries Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-32597	20-2697511
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification Number)

4 Parkway North, Suite 400
Deerfield, IL	60015
(Address of principal	(Zip Code)
executive office)

Registrant’s telephone number, including area code (847) 405-2400

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2014, CF Industries Holdings, Inc. (the “Company”) and W. Anthony Will, the Company’s President and Chief Executive Officer (“CEO”), entered into an amendment and restatement of the Change in Control Severance Agreement, dated as of April 24, 2007 and amended as of July 24, 2007, by and between the Company and Mr. Will in connection with Mr. Will’s promotion to the position of president and CEO to increase certain termination benefits for which to Mr. Will may become entitled, consistent with the benefits for which the Company’s former CEO was eligible.  Specifically, in the event of certain qualifying terminations of employment, Mr. Will would be eligible to receive: (i) a lump sum payment equal to three times the sum of his base salary and target annual incentive payment; (ii) continuation of certain welfare benefits for a period of three years and outplacement services for a period of up to two years; (iii) payment of the sum of any unpaid incentive compensation applicable to any completed fiscal year or other measurement period and a pro-rated portion of any incentive compensation for any ongoing measurement periods, calculated at the greater of target performance or actual performance as of the termination date; and (iv) a payment equal to the contributions or allocations the Company would have made on Mr. Will’s behalf under the Company’s pension plans (as defined under the amended and restated Change in Control Severance Agreement) during the three-year period following his termination.  Mr. Will’s amended and restated Change in Control Severance Agreement also removes the provisions relating to his entitlement to an excise tax gross-up under certain circumstances relating to a change in control of the Company or termination of his employment and provides instead that, under such circumstances, Mr. Will would be entitled to receive the higher of (a) the full amount of payments and benefits payable to him or (b) the after-tax benefit of the maximum amount allowable without triggering an excise tax to him pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Best Net Benefit Provision”).  Except as described above, the terms of the amended and restated Change in Control Severance Agreement with Mr. Will remained substantially similar to the terms of Mr. Will’s Change in Control Severance Agreement, as amended, prior to the amendment and restatement.

Also on February 17, 2014, the Company and Dennis P. Kelleher, the Company’s Senior Vice President and Chief Financial Officer, entered into an amendment and restatement of the Change in Control Severance Agreement, dated as of August 22, 2011 and amended as of April 27, 2012, by and between the Company and Mr. Kelleher.  Under this amended and restated agreement with Mr. Kelleher, a Best Net Benefit Provision was added.  With the exception of the Best Net Benefit Provision, the terms of the amended and restated Change in Control Severance Agreement with Mr. Kelleher remained substantially similar to the terms of his Change in Control Severance Agreement, as amended, prior to the amendment and restatement.  Mr. Kelleher’s amended and restated Change in Control Severance Agreement does not include any excise tax gross-up provisions; all such provisions were removed from the agreement with Mr. Kelleher as of April 27, 2012.

Copies of Mr. Will’s and Mr. Kelleher’s amended and restated Change in Control Severance Agreements are filed as Exhibit 99.1 and 99.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein and the descriptions of the terms of the amended and restated Change in Control Severance Agreements for Mr. Will and Mr. Kelleher contained herein are qualified in their entirety by the terms of such agreements.

Item 9.01 Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description of Exhibit

99.1

Change in Control Severance Agreement, effective as of April 24, 2007, amended as of July 24, 2007, and amended further and restated as of February 17, 2014, by and between CF Industries Holdings, Inc. and W. Anthony Will

99.2

Change in Control Severance Agreement, effective as of August 22, 2011, amended as of April 27, 2012, and amended further and restated as of February 17, 2014, by and between CF Industries Holdings, Inc. and Dennis P. Kelleher

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2014	CF INDUSTRIES HOLDINGS, INC.

	By:	/s/ Douglas C. Barnard
		Name:	Douglas C. Barnard
		Title:	Senior Vice President, General
Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1

Change in Control Severance Agreement, effective as of April 24, 2007, amended as of July 24, 2007, and amended further and restated as of February 17, 2014, by and between CF Industries Holdings, Inc. and W. Anthony Will

99.2

Change in Control Severance Agreement, effective as of August 22, 2011, amended as of April 27, 2012, and amended further and restated as of February 17, 2014, by and between CF Industries Holdings, Inc. and Dennis P. Kelleher